Exhibit 99.1

CohBar, Inc. Completes US$11.25M IPO to Discover and Develop

Novel Mitochondrial-derived Therapeutics

— Company Begins Trading on TSX Venture Exchange under the Symbol COB.U —

Pasadena, California — January 7 2015 — CohBar, Inc. (TSX-V: COB.U), an innovative biotechnology company focused on discovering mitochondrial-derived peptides (MDPs) and developing them into novel therapeutics to treat major diseases and extend healthy lifespans, today announced that it completed an Initial Public Offering (IPO) on January 6, 2015 of 11,250,000 units at a price of US$1.00 per unit, providing gross proceeds of US$11,250,000. Concurrently with the IPO, the company completed a previously-subscribed private placement of an additional 2,700,000 units for gross proceeds of US$2,700,000 million, resulting in a total raise of almost US$14 million. The initial public offering was conducted in Canada and registered in the United States pursuant to a registration statement filed with the U.S. Securities and Exchange Commission. CohBar has 32,265,343 shares of common stock issued and outstanding after completion of these financings.

The company also announced that its common stock was accepted for listing on the TSX Venture Exchange with commencement of trading on January 8, 2015, under ticker symbol COB.U. CohBar will report as a U.S. public company.

All units consist of one share of CohBar’s common stock and one-half of one common stock purchase warrant. Each whole warrant is exercisable to acquire one share of CohBar’s common stock at a price of US$2.00 per share at any time up to January 6, 2017, subject to CohBar’s right to accelerate the expiration time of the warrants if at any time the volume-weighted average trading price of its common stock is equal to or exceeds US$3.00 per share for twenty (20) consecutive trading days.

Haywood Securities Inc. acted as sole agent for the IPO. CohBar issued a total of 786,696 compensation options to the agent and the selling group members in connection with the IPO. Each compensation option entitles the holder thereof to acquire a unit at a price of US$1.00 at any time until July 6, 2016.

“We believe that the recently expanded mitochondrial genome holds vast potential for identifying and developing a new class of therapeutics,” said Jon Stern, Chief Executive Officer of CohBar, “and our founders and their academic colleagues have spent more than a decade mining the mitochondrial genome and discovering genes that encode novel secreted peptides. Our current focus is on advancing therapeutic candidates that exploit these novel peptides for the treatment of diseases such as type 2 diabetes, cancer, Alzheimer’s disease and atherosclerosis.”

Mr. Stern continued, “The successful completion of these financing activities will enable us to expand and accelerate our research and development programs, and our listing on the TSX Venture Exchange together with registration in the U.S. should provide the company with broader access to the capital markets in support of our future needs.”

CohBar’s Scientific Leadership

CohBar’s scientific leadership is centered around the company’s founders, Dr. Pinchas Cohen, Dean of the Davis School of Gerontology at the University of Southern California, and Dr. Nir Barzilai, Professor of Genetics and Director of the Institute for Aging Research at the Albert Einstein College of Medicine, and is supported by its co-founders, Dr. David Sinclair, Professor of Genetics at Harvard Medical School, and Dr. John Amatruda, former Senior Vice President and Franchise Head for Diabetes and Obesity at

Merck Research Laboratories. Their multi-disciplinary expertise, and their investigations into and knowledge of age-related diseases, has enabled and focused CohBar’s research efforts on the mitochondrial genome and its potential to yield mitochondrial-derived peptides, or MDP’s, which the company believes have significant potential for development into therapeutic treatments for major age-related diseases such as type 2 diabetes, cancer, Alzheimer’s disease and atherosclerosis.

The Mitochondrial Genome and CohBar’s MDPs

Mitochondria, the only parts of the cell other than the nucleus that have their own genome, produce energy and regulate cell death in response to signals received from the cell. Until recently, scientists believed the mitochondrial genome contained only 37 genes and had been relatively unexplored as a focus of drug discovery efforts. Research by CohBar founders and their academic collaborators revealed that the mitochondrial genome has as many as 80 distinct new genes that encode peptides (small proteins in the body) which the company refers to as mitochondrial-derived peptides, or MDPs. MDPs influence cellular activities by acting as messengers between cells, triggering intra-cellular changes that affect cell growth and differentiation, and play a role in metabolism. MDPs represent a diverse collection of peptides, which the company believes have the potential to lead to novel therapeutics for a number of age-related diseases.

About CohBar

CohBar, Inc. (TSXV: COB.U) is an innovative biotechnology company focused on discovering mitochondrial-derived peptides (MDPs) and developing them into novel therapeutics to treat major diseases and extend healthy life spans. CohBar is a Delaware corporation headquartered in California that is listed on the TSXV and registered as a public company in the U.S.

For more company information, please visit www.cohbar.com. For additional company filings, please visit www.sedar.com and www.sec.gov.

Forward-looking statements

This news release contains forward-looking statements, including: statements concerning: the company’s plans, prospects, resources and capabilities; anticipated research and development activities; the results and timing of the company’s research programs; and the company’s future financing needs and access to capital. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by CohBar. These risks and uncertainties include CohBar’s ability to retain key personnel, expand its research operations, and successfully advance its research programs. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission and applicable Canadian securities regulators, which are available on our website, and at www.sec.gov or www.sedar.com. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. The forward-looking statements and other information contained in this news release are made as of the date hereof and CohBar does not undertake any obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact:

Jon Stern, CEO

(415) 388-2222

jon.stern@cohbar.com